May 30, 2018 Exhibit 99.1

Disclaimer FORWARD LOOKING STATEMENTS The information in this presentation and the oral statements made in connection therewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of present or historical fact included in this presentation, regarding TPG Pace Energy Holding Corp.’s (either as currently organized or as it may be reorganized in connection with the transactions contemplated in this presentation, “TPGE”) proposed acquisition of oil and gas assets from certain funds affiliated with EnerVest, Ltd. (“EnerVest”), TPGE’s ability to consummate the transaction, the benefits of the transaction and TPGE’s future financial performance following the transaction, as well as TPGE’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this presentation, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, TPGE disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this presentation. TPGE cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of TPGE, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating costs, lack of availability of drilling and production equipment, supplies, services and qualified personnel, processing volumes and pipeline throughput, and certificates related to new technologies, geographical concentration of operations, environmental risks, weather risks, security risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, reductions in cash flow, lack of access to capital, TPGE’s ability to satisfy future cash obligations, restrictions in existing or future debt agreements, the timing of development expenditures, managing growth and integration of acquisitions, failure to realize expected value creation from property acquisitions, the defects and limited control over non-operated properties. Should one or more of the risks or uncertainties described in this presentation and the oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact TPGE's operations and projections can be found in its periodic filings with the Securities and Exchange Commission (the "SEC"), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in its preliminary proxy statement regarding the proposed transaction, filed with the SEC on May 10, 2018. TPGE's SEC filings are available publicly on the SEC"s website at www.sec.gov. RESERVE INFORMATION Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact TPGE’s strategy and change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Estimated Ultimate Recoveries, or “EURs,” refers to estimates of the sum of total gross remaining proved reserves per well as of a given date and cumulative production prior to such given date for developed wells. These quantities do not necessarily constitute or represent reserves as defined by the SEC and are not intended to be representative of all anticipated future well results. USE OF PROJECTIONS This presentation contains projections for TPGE, including with respect to its EBITDA, net debt to EBITDA ratio, capital budget, free cash flow and operating margin as well as its production volumes. TPGE’s independent auditors have not audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, have not expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation. These projections are for illustrative purposes only and should not be relied upon as being necessary indicative of future results. In this presentation, certain of the above-mentioned projected information has been repeated (in each case, with an indication that the information is subject to the qualifications presented herein), for purposes of providing comparisons with historical data. Each of the assumptions and estimates underlying the projected information throughout this presentation are based on the data in Slide 14. The assumptions and estimates underlying the projected information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected information. Even of our assumptions and estimates are correct, projections are inherently uncertain due to a number of factors outside our control. Accordingly, there can be no assurance that the projected results are indicative of the future performance of TPGE after completion of the transaction or that actual results will not differ materially from those presented in the projected information. Inclusions of the projected information in this presentation should not be regarded as a representation by any person that the results contained in the projected information will be achieved. USE OF NON-GAAP FINANCIAL MEASURES This presentation includes non-GAAP financial measures, including EBITDA, Adjusted EBITDAX and free cash flow of TPGE. TPGE believes EBITDA, Adjusted EBITDAX and free cash flow are useful because they allow TPGE to more effectively evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to financing methods or capital structure. TPGE does not consider these non-GAAP measures in isolation or as an alternative to similar financial measures determined in accordance with GAAP. The computations of EBITDA, Adjusted EBITDAX and free cash flow may not be comparable to other similarly titled measures of other companies. TPGE excludes certain items from net (loss) income in arriving at EBITDA and Adjusted EBITDAX because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. EBITDA and Adjusted EBITDAX should not be considered as alternatives to, or more meaningful than, net income as determined in accordance with GAAP or as indicators of operating performance. Certain items excluded from EBITDA and Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDA or Adjusted EBITDAX. TPGE’s presentation of EBITDA and Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or non-recurring terms. TPGE excludes capital expenditures from its cash flows from operations in arriving at its free cash flow in order to provide an understanding of certain factors and trends affecting its cash flows and liquidity. Free cash flow does not represent the residual cash flow available for discretionary expenditures. TPGE believes that free cash flow is useful to investors as a measure of the ability of its business to generate cash. INDUSTRY AND MARKET DATA This presentation has been prepared by TPGE and includes market data and other statistical information from sources believed by TPGE to be reliable, including independent industry publications, governmental publications or other published independent sources. Some data is also based on the good faith estimates of TPGE, which are derived from its review of internal sources as well as the independent sources described above. Although TPGE believes these sources are reliable, it has not independently verified the information and cannot guarantee its accuracy and completeness. TRADEMARKS AND TRADE NAMES TPGE and EnerVest own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This presentation also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this presentation is not intended to, and does not imply, a relationship with TPGE or EnerVest, or an endorsement or sponsorship by or of TPGE or EnerVest. Solely for convenience, the trademarks, service marks and trade names referred to in this presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that TPGE or EnerVest will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names. NO OFFER OR SOLICITATION This presentation is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS In connection with the proposed business combination, TPGE has filed a preliminary proxy statement with the SEC. The definitive proxy statement, when available, and other relevant documents will be sent or given to the shareholders of TPGE and will contain important information about the proposed business combination and related matters. TPGE shareholders and other interested persons are advised to read, when available, the definitive proxy statement in connection with TPGE’s solicitation of proxies for the meeting of shareholders to be held to approve the business combination because the proxy statement will contain important information about the proposed business combination. When available, the definitive proxy statement will be mailed to TPGE shareholders as of a record date to be established for voting on the business combination and certain other matters. Shareholders will also be able to obtain copies of the definitive proxy statement, without charge, once available, at the SEC’s website at www.sec.gov. In addition, shareholders will be able to obtain free copies of the definitive proxy statement by directing a request to: TPG Pace Energy Holdings Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, Attn: Secretary. The information contained on, or that may be accessed through, the websites referenced in this presentation is not incorporated by reference into, and is not a part of, this presentation. PARTICIPANTS IN SOLICITATION TPGE, EnerVest and their respective directors and officers may be deemed participants in the solicitation of proxies of TPGE’s shareholders in connection with the proposed business combination. TPGE shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of TPGE in TPGE’s Registration Statement on Form S-1 initially filed with the SEC on April 17, 2017. Additional information will be available in the definitive proxy statement when it becomes available.

Introduction to Magnolia Oil & Gas Corporation

1 $650 million IPO in May 2017

TPG PACE ENERGY

- IPO at $10/unit; NYSE ticker of TPGE
- Steve Chazen and TPG partnered to form a publicly traded consolidation platform with a disciplined corporate return philosophy

2 $2.7 billion Asset Identified

ENERVEST

- On March 20, 2018, TPGE entered into definitive agreements to acquire EnerVest's South Texas Division

3 Transaction Validation Through PIPE

Fidelity Investments · Davis Funds · Capital World

- TPGE raised $355 million in a Private Placement at $10/share prior to announcement of the EnerVest transaction

4 Preliminary Proxy Filed on May 10th

MAGNOLIA OIL & GAS CORPORATION

- TPGE will be renamed Magnolia Oil & Gas Corporation and trade under the NYSE ticker "MGY" at close
- Transaction is expected to close in 3Q 2018

Newly formed public company with expected $1 billion public float and $2.4 billion market capitalization managed by former Occidental Petroleum CEO Steve Chazen

TPG PACE ENERGY HOLDINGS 3

Focused on Traditional Value Creation Metrics A differentiated Independent E&P Company with the objective to generate stock market value over the long term, through: Consistent organic production growth High EBIT operating margins à focused on oil Efficient capital program with short economic paybacks Significant free cash flow after capital expenditures Effective reinvestment of free cash flow 1 2 3 Magnolia will use the same playbook that Steve Chazen & Chris Stavros deployed and refined during their tenures at Occidental Petroleum 4 5

Top Tier Eagle Ford & Austin Chalk Asset Position

MAGNOLIA OIL & GAS CORPORATION

Entry into South Texas at an Attractive Price with Significant Running Room

- High-quality, low-risk pure-play South Texas operator with a core Eagle Ford and Austin Chalk position
- Significant scale and PDP base generates material free cash flow, reduces development risk and increases optionality
- **Core Karnes County Position**
  - Some of the most prolific acreage in Karnes County, representing the premier county in the Eagle Ford play
  - Certain recent Karnes County Austin Chalk wells have outperformed even the best Eagle Ford and Permian Wolfcamp well results
- **Giddings Field**
  - Discovered in the 1920's,commercial development began in the 1970's originally targeting natural fractures in the Austin Chalk with open hole completions
  - Now targeting prolific Austin Chalk zones using modern completions techniques
  - Early results show some of the highest production wells to date in the play

	Karnes	Giddings	Total
Net Acres	**14,070**	**344,384**	**358,454**
Q1 2018 Net Production(1) (Mboe/d)	**35.5**	**10.2**	**45.7**

~358,000 Net Acres Position Targeting Two of the Top Oil Plays in the U.S.



Giddings Field
Karnes County
Bell
Milam
Burleson
Lee
Bastrop
Walker
Austin
Waller
Harris
Colorado
Madison
Washington
Bexar
Uvalde
Medina
Gonzales
Wilson
Atascosa
Karnes
DeWitt
Calhoun
Peak per 1,000' (Boe)
1st Quintile (526 - 1,911)
2nd Quintile (300 - 525)
3rd Quintile (177 - 299)
4th Quintile (94 - 177)
5th Quintile (< 94)
Legacy
Miles

Source: IHS Performance Evaluator.

Industry Leading Breakevens ($/bbl WTI)



$28
$32
$34
$35
$38
$39
$39
$45
Karnes Austin Chalk
Karnes Lower Eagle Ford
Midland
Delaware
DJ Basin
Eagle Ford
STACK
Bakken

Source: RSEG.

Magnolia is in a well-delineated, low-risk position in the Karnes County Core with significant upside in the Giddings Field, a re-emerging premier oil play

(1) Q1 2018 estimated production based off unaudited lease operating statements.

TPG
TPG PACE ENERGY HOLDINGS
5

Located in an Attractive Neighborhood Core position in Karnes County Oil Window adjacent to EOG and Marathon with $28 to $32/barrel breakevens(1) and less than 1-year new well paybacks (1) Source: RSEG.

Great Fit with Management's Value Creation Strategy

Value Creation Strategy	Magnolia Oil & Gas
Build a large scale focused business	• Core Karnes County acreage with some of the best economics in the U.S[1]
Generate cash flow well in excess of anticipated capital needs	• Highly economic wells with short payback periods creates self-funding drilling program, averaging less than 1-year paybacks
Organic growth within cash flow	• Targeting ~10% organic production growth while generating significant free cash flow
Low cost resource optionality	• Large potential upside from re-emerging Giddings Austin Chalk
Low leverage; investment grade style target	• $300 million of debt and ~$550 million of liquidity expected at close[2]
Relentless focus on superior operating margins and returns	• Industry leading all-in-cost and full cycle economics
Experienced Team	• Experienced management in Steve Chazen and Chris Stavros • Ability to leverage EnerVest's proven operating and technical team as a contract operator

(1) Source: RSEG.
(2) Assumes $550 million undrawn RBL facility.

TPG
TPG PACE ENERGY HOLDINGS
7

Post-Announcement Update

MAGNOLIA OIL & GAS CORPORATION

Recent Highlights

- Oil weighted average production of 45.7 Mboe/d[1]
  - 62% Oil, 78% Liquids
  - 84% and 92% of revenue associated with oil and liquids, respectively
  - Q1 EBITDA of $152.2 million and Free Cash Flow of $66.2 million[2]
- Strong Realized Pricing:
  - Oil price realizations of $63.69 per barrel, representing a $0.79 premium to WTI on oil volumes[1, 3]
  - Natural gas realizations of $2.81 in line with Henry Hub[1, 3]
- Development Pace:
  - Three rigs currently in operation
  - Added second rig in Karnes in May 2018
- Strong peer share price performance on an absolute and EBITDA multiple basis since announcement to today[1,4]
  - Median In-Basin comps: Multiple expanded from 5.0x to 5.7x and 55% share price increase
  - Median Business Model comps: Multiple expanded from 8.2x to 8.5x and 22% share price increase

(1) The information presented is based on the unaudited lease operating statements for the assets to be acquired in the business commination ("Magnolia Assets") and will not reconcile to the EnerVest financial statements presented in accordance with U.S. generally accepted accounting principles.
(2) Pro forma EBITDA is calculated as total revenue less direct operating expenditures and $10.6 million of estimated general and administrative ("G&A") expense, which represents an estimate of Magnolia's quarterly G&A expense following the completion of the business combination and build-out of Magnolia's management team and overhead structure. Free cash flow is calculated as Pro Forma EBITDA less capital expenditures.
(3) Source: S&P CapIQ.
(4) As of 5/25/2018. In-Basin peers include CRZO, SN, WRD, SM, and EPE. Business Model peers include CLR, DVN, FANG, RSPP, and CXO.

TPG

TPG PACE ENERGY HOLDINGS

8

Focus on Maintaining High Full-Cycle Operating & EBIT Margins Note: Boxed $58 / bbl WTI case was originally disclosed in the investor presentation posted to TPGE's website on March 20, 2018 and corresponds to base case financial projections included in preliminary merger proxy filed May 10, 2018. Illustrative TPGE estimated F&D costs. F&D costs defined as estimated D&C well capex divided by estimated ultimate production. Illustrative TPGE estimated undeveloped purchase price allocation divided by estimated resource, subject to further diligence. Base case of $58 WTI oil at time of announcement

Cash Flow Priorities to Maximize Shareholder Returns With a targeted goal of always being free cash flow positive, Magnolia intends to be a prudent steward of shareholder’s capital Return-focused Value Creation Debt Reduction Accretive Bolt-On Acquisitions Share Repurchases

Attractive Entry Valuation



13.0x
12.0x
11.0x
10.0x
9.0x
8.0x
7.0x
6.0x
5.0x
4.0x
3.0x
2.0x
2018E EV / EBITDA
CXO
PXD
EOG
FANG
COG
CLR
OXY
7.1x - Magnolia - $45 Oil(1)
5.0x - Magnolia - $58 Oil(2)
4.3x - Magnolia - $65 Oil(1)
Base case guidance of $58 WTI oil at time of announcement

	U.S. Independents	<1.5x 2018E Leverage	>8% Production CAGR (2017E-2019E)	2018E and 2019E FCF Positive
Number of companies:	50	27	21	7
Median 2018E EV / EBITDA:	6.7x	6.7x	7.5x	9.1x

Source: Company filings, FactSet consensus peer projections as of 5/25/2018.

Note: U.S. Independents include: APA, APC, AR, BBG, CDEV, CHK, CLR, CNX, COG, COP, CPE, CRZO, CVE, CXO, DNR, DVN, ECA, ECR, EGN, EOG, EPE, EQT, FANG, GPOR, HES, HK, JAG, LPI, MRO, MTDR, MUR, NBL, NFX, OAS, OXY, PDCE, PE, PXD, QEP, REN, RRC, SM, SN, SRCI, SWN, WLL, WPX, WRX, XEC, and XOG. Median and count figures do not include Magnolia. 2018E Leverage is debt adjusted to account for outspend defined as: EBITDA – interest expense – capital expenditures. Production CAGR based on 2017-2019 estimates.

(1) Implied multiple based off $10.00 share price and various commodity price sensitivity cases. See slide 9 (Focus on Maintaining High Full-Cycle Operating & EBIT Margins) and slide 16 (Better Than Expected 1Q18 Results) for additional details on Magnolia and 2018E base case and sensitivity case projections.

(2) Implied multiple based off $10.00 share price and base case financial projections as shown in the preliminary merger proxy filed on May 10, 2018, which was originally disclosed in the investor presentation posted to TPGE's website on March 20, 2018.

TPG
TPG PACE ENERGY HOLDINGS
11

Summary Investment Highlights – Why Own Magnolia Oil & Gas?

MAGNOLIA OIL & GAS CORPORATION

Premier Platform Positioned for Success
- Coveted position in core of Karnes County with industry leading breakevens between $28 - $32 per barrel(1)
- Emerging position in the Giddings Field with results that continue to improve and substantial running room

Positive Free Cash Flow and Peer Leading Margins
- One of the select upstream independents generating substantial free cash flow after capital expenditures
- Peer leading free cash flow yield at a wide range of commodity prices

Multiple Levers of Growth
- Steady organic growth through proven drilling program while remaining well within cash flow
- Clean balance sheet and strong free cash flow enables Magnolia to pursue accretive acquisitions

Strong Balance Sheet and Financial Flexibility
- Conservative leverage profile with only $300 million of total debt outstanding expected at closing
- Substantial liquidity of $550 million at closing(2)

Experienced Management Team
- Steve Chazen has a strong track record of disciplined operations and careful capital allocation policy
- Partnership with EnerVest, an industry-leading operator with a strong operating track record in South Texas

(1) Source: RSEG.
(2) Assumes $550 million undrawn RBL borrowing base at closing.

TPG
TPG PACE ENERGY HOLDINGS
12

Appendix

Sources, Uses and Pro Forma Valuation

MAGNOLIA OIL & GAS CORPORATION

Sources & Uses (Estimated)

Sources	Ann.	Adj.	Close[3]	%
Equity to Seller	$1,326	($131)	$1,194	45%
TPGE Cash in Trust[4, 5]	650		650	24%
PIPE Issuance Cash Proceeds	355		355	13%
Senior Note Offering	300		300	11%
Sponsor Shares	163		163	6%
Total Sources	**$2,793**	**($131)**	**$2,662**	**100%**

Uses	Ann.	Adj.	Close[3]	%
Equity to Seller	$1,326	($131)	$1,194	45%
Cash to Seller	1,099		1,099	41%
Sponsor Shares	163		163	6%
Recent Acquisition	146		146	6%
Fees & Expenses[6]	60		60	2%
Total Uses	**$2,793**	**($131)**	**$2,662**	**100%**

Base case of $58 WTI oil at time of announcement

Post Transaction Ownership (Estimated)[1, 2]

Ownership	At Announcement	Adj.	At Close[3] $MM
Public Investors	$1,005		$1,005
Seller	1,326	(131)	1,194
Sponsor	163		163
Total	**$2,493**	**($131)**	**$2,362**

Ownership	At Announcement	At Close[3] $MM
Public Investors	40%	43%
Seller	53%	51%
Sponsor	7%	7%
Total	**100%**	**100%**

Pro Forma Valuation

Valuation	At Announcement	Adj.	At Close[3] $MM
Illustrative Share Price	$10.00		$10.00
Shares Outstanding[1,2]	249	(13)	236
Equity Value	**$2,493**		**$2,362**
Net Debt	300		300
Projected Enterprise Value	**$2,793**		**$2,662**

Opportunity to invest at an attractive entry alongside the seller who we expect to retain a vast majority of their stake given their belief in Steve Chazen's ability to unlock value

Note: Base case projections based on flat $58 WTI and $2.75 Henry Hub pricing and include recent acquisition. Please see preliminary merger proxy filed May 10, 2018 for details on base case projections.
(1) Other outstanding instruments from TPGE.U IPO: 21.7 million warrants for 21.7 million shares at $11.50 per share; 10 million founder warrants for 10 million shares at $11.50 per share.
(2) 13 million contingent shares for seller and 4 million EnerVest operating team incentive shares trigger between a mix of exceeding certain operational targets or stock price hurdles between $12.50 and $14.50 per share over 2.5 - 4 years.
(3) At close figures assumes 6/30/2018 estimating close timing guidance at time of announcement and base case 1H 2018E free cash flow of $131mm is used to reduce purchase price. Actual adjustment is subject to change based on actual timing of closing and actual cash flows between January 1, 2018 and closing.
(4) Actual amount to be adjusted for interest income prior to close. $654.9 million held in trust as of 3/31/2018.
(5) Cash in trust account assumes no redemptions in connection with the business combination.
(6) Includes, among other things, deferred underwriting fees from TPGE.U IPO.

TPG
TPG PACE ENERGY HOLDINGS
14

Attractive Compared to In-Basin and Business Model Comps

Magnolia will be in a class of its own from a cash flow generation perspective...

2018E Free Cash Flow Yield[1]



13.5%
10.2%
4.4%
4.6%
2.1%
1.3%
0.2%
(0.1%)
(5.5%)
(9.1%)
(20.3%)
(21.6%)
(51.6%)

2018E Free Cash Flow ($MM)

$313	$241	$107	$1,129	$459	$351	$28	($8)	($190)	($186)	($572)	($145)	($170)
$65 WTI Magnolia	$58 WTI Magnolia	$45 WTI Magnolia	CLR	DVN	CXO	FANG	RSPP	WRD	CRZO	SM	EPE	SN

...the lowest leverage in the peer group…

Total Debt / 2018E EBITDA



0.5x
0.6x
0.8x
1.1x
1.2x
1.5x
1.6x
1.7x
2.1x
2.5x
3.6x
4.7x
5.1x
$65 WTI $58 WTI $45 WTI
Magnolia
FANG
WRD
CXO
RSPP
CLR
CRZO
DVN
SM
SN
EPE

…yet is priced in line with in-basin comps and meaningfully below the business model comps

Debt Adj. TEV / 2018E EBITDA



11.7x
9.1x
8.5x
8.5x
7.8x
7.1x
6.8x
6.5x
5.7x
5.7x
5.3x
5.0x
4.3x
CXO
FANG
DVN
RSPP
CLR
$45 WTI
Magnolia
SM
WRD
EPE
SN
CRZO
$58 WTI $65 WTI
Magnolia

Legend

- Magnolia
- In-Basin Comps: CRZO, EPE, SM, SN, WRD
- Business Model Comps: CLR, CXO, DVN, FANG, RSPP

Source: Company filings, FactSet consensus projections as of 5/25/2018. Note: See slide 9 (Focus on Maintaining High Full-Cycle Operating & EBIT Margins) and slide 16 (Better Than Expected 1Q18 Results) for additional details on Magnolia and 2018E base case and sensitivity case projections..

(1) Free Cash Flow Yield calculated as 2018E Free Cash Flow divided by equity market capitalization as of 5/25/2018.

TPG
TPG PACE ENERGY HOLDINGS
15

Better Than Expected 1Q18 Results

MAGNOLIA OIL & GAS CORPORATION

Magnolia Q1 2018 Results[1]

	Karnes	Giddings	Total
Average Daily Production			
Oil (MBbls/d)	25.3	2.9	28.2
Natural Gas (MMcf/d)	32.5	27.7	60.3
NGL (MBbls/d)	4.8	2.6	7.4
Total Oil Equivalent (MBoe/d)	**35.5**	**10.2**	**45.7**
% Oil	*71%*	*29%*	*62%*
% Liquids	*85%*	*55%*	*78%*
Average sales prices:			
Oil (per Bbl)			$63.69
Average NYMEX WTI (per Bbl)[2]			$62.90
Differential to NYMEX WTI			$0.79
Natural gas (per Mcf)			$2.81
Average NYMEX Henry Hub (per Mcf)[2]			$2.80
Differential to NYMEX Henry Hub			$0.01
NGL (per Bbl)			$24.09
Selected Financial Statistics:			**($MM)**
Pro Forma EBITDA[5]			$152.2
Capital Expenditures			85.9
Free Cash Flow[6]			**$66.3**

2018E Projections

	2018E			Q1 2018
	Base Case[3]	Sensitivity Cases[4]		Actual[1]
Index Oil Price ($ / Bbl)	$58.00	$45.00	$65.00	$62.90
Realized Oil Price ($ / Bbl)	$56.67	$43.67	$63.67	$63.69
Total Production (MMboe)	16.6	16.6	16.6	4.1
Total Revenue ($MM)	$687	$542	$765	$193
Pro Forma EBITDA ($MM)[5]	$513	$379	$581	$152
EBITDA Margin[5]	*75%*	*70%*	*76%*	*79%*
Free Cash Flow[6]	$241	$107	$313	$66

NYMEX WTI Oil Prices



$58
$63
$68
Base Case at Annoucement
Q1 Average
May 25, 2018 Close

(1) The information presented is based on the unaudited lease operating statements for the Magnolia Assets and will not reconcile to the EnerVest financial statements presented in accordance with U.S. generally accepted accounting principles.
(2) Source: S&P CapIQ.
(3) Assumes flat index oil price indicated, $2.75 / Mcf index price for natural gas and NGL realizations of 38% of index oil price for full year 2018E. Represents base case financial projections included in preliminary merger proxy filed May 10, 2018, which was originally disclosed in the investor presentation posted to TPGE's website on March 20, 2018.
(4) Assumes flat index oil price indicated, $2.75 / Mcf index price for natural gas and NGL realizations of 38% of index oil price for full year 2018E. See slide 9 (Focus on Maintaining High Full-Cycle Operating & EBIT Margins) for assumptions regarding sensitivity cases.
(5) Pro Forma EBITDA is calculated as revenue less direct operating expenditures and $10.6 million of estimated G&A expense, which represents an estimate of Magnolia's quarterly G&A expense following the completion of the business combination and build out of Magnolia's management team and overhead structure. EBITDA margin is calculated as Pro Forma EBITDA divided by total revenue.
(6) Free cash flow is calculated as Pro Forma EBITDA less capital expenditures.

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